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                                                                     EXHIBIT 5.1



                          CALFEE, HALTER & GRISWOLD
                               ATTORNEYS AT LAW
                       ________________________________

                       1400 McDonald Investment Center
               800 Superior Avenue   Cleveland, Ohio 44114-2688
                       216/622-8200   Fax 216/241-0816




                                 August 30, 1996




NCS HealthCare, Inc.
3201 Enterprise Parkway, Suite 220
Beachwood, Ohio  44122

                  Re: Shares of Class A Common Stock, par value $.01 per share, of NCS HealthCare, Inc. (the "Shares") to be Offered Through Underwriters
                      ---------------------------------------------------------

                  We are acting as counsel for NCS HealthCare, Inc., a Delaware corporation (the "Company"), in connection with (i) the issuance and sale of Shares (including Shares which may be sold pursuant to an over-allotment option granted by the Company to the Underwriters) by the Company (the "Primary Shares") in accordance with the proposed Underwriting Agreement among the Company, certain selling stockholders named therein (the "Selling Stockholders"), and Smith Barney Inc., William Blair & Company, L.L.C., Montgomery Securities and McDonald & Company Securities, Inc., as Representatives of the several Underwriters, and (ii) the sale by the Selling Stockholders of Shares (the "Secondary Shares") in accordance with the Underwriting Agreement.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that, subject to the due authorization of the specified terms of sale of the Primary Shares by the Pricing Committee of the Board of Directors of the Company:

                  1. The Primary Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein and in accordance with the resolutions duly adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable; and

                  2. The Secondary Shares are duly authorized and validly issued, and are fully paid and nonassessable.

                  We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the laws of the State of Ohio and the General Corporation Law of the State of Delaware and we express no opinion under the laws of any other jurisdiction.




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                           CALFEE, HALTER & GRISWOLD

NCS HealthCare, Inc.
August 30, 1996
Page 2




                  This opinion is delivered to you solely in connection with the filing by the Company of a Registration Statement on Form S-1 to effect the registration of the Shares under the Securities Act of 1933 (the "Registration Statement"), and this letter and the opinions stated herein may not be relied upon for any other purpose or by any persons other than the Directors and executive officers of the Company.

                  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.


                                         Respectfully submitted,




                                         CALFEE, HALTER & GRISWOLD